EXHIBIT 99.4



                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 3 Friends Lane
                           Newtown, Pennsylvania 18940

                                   __________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held on _________________, 1997

                                   __________

     Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of Penncore Financial Services Corporation ("Penncore") will be held on __________________, 1997 at 9:00 a.m., local time, at Commonwealth State Bank's offices at 3 Friends Lane, Newtown, Pennsylvania 1894O, for the following purposes:

          1. To elect one Class A director to serve for a 3-year term and until his successor is duly elected and qualified;

          2. To consider and act upon a proposal to approve the Agreement and Plan of Merger, dated February 4, 1997 (the "Merger Agreement"), between Penncore and ML Bancorp, Inc. ("Bancorp") pursuant to which Penncore will be merged with and into Bancorp, and shareholders of Penncore would receive
     (a) common stock of Bancorp, (b) cash, or (c) a combination of common stock of Bancorp and cash, all as more fully described in the accompanying Proxy Statement/Prospectus;

          3. To ratify the selection of KPMG Peat Marwick LLP, Certified Public Accountants, of Princeton, New Jersey, as the independent auditors of Penncore for the fiscal year ending December 31, 1997;

          4. To vote on adjournment of the Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or to approve the Merger Agreement; and

          5. To consider and act upon such other matters as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

     A copy of the Merger Agreement can be found at Annex A to the attached Proxy Statement/Prospectus.

     The Board of Directors of Penncore has fixed the close of business on ___________________, 1997, as the record date for the Annual Meeting. Only holders of record of Common Stock of Penncore at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Owen O. Freeman, Jr.
                                   Chairman

__________________,  1997


     THIS  MERGER  IS OF  MAJOR  IMPORTANCE  TO THE  SHAREHOLDERS  OF  PENNCORE.
ACCORDINGLY,   SHAREHOLDERS  ARE  URGED  TO  READ  AND  CAREFULLY  CONSIDER  THE
INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.